EXHIBIT 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

August 27, 2004

(213) 229-7000	C 87217-00012

(213) 229-7520

Stater Bros. Holdings Inc.

21700 Barton Road

Colton, California 92324

Re:	Exchange of 8 1/8% Senior Notes due 2012 and Floating Rate Senior Notes due 2010

Ladies and Gentlemen:

We have acted as special counsel for Stater Bros. Holdings Inc., a Delaware corporation (the “Company”), Stater Bros. Markets, a California corporation (“Markets”), Stater Bros. Development Inc., a California corporation (“Development”) and Santee Dairies, Inc., a California corporation (“Santee”, and together with Markets and Development, the “Guarantors”, and the Guarantors together with the Company, the “Registrants”), in connection with the Company’s offer (the “Exchange Offer”) to issue and exchange (the “Exchange”) (i) all of its 8 1/8% Senior Notes due 2012 (the “Exchange 8 1/8% Notes”), for a like amount of currently outstanding 8 1/8% Senior Notes due 2012 issued on June 17, 2004 (the “Outstanding 8 1/8% Notes”) and (ii) all of its Floating Rate Senior Notes due 2010 (the “Exchange Floating Rate Notes”, and together with the Exchange 8 1/8% Notes, the “Exchange Notes”), for a like amount of currently outstanding Floating Rate Senior Notes due 2010 issued on June 17, 2004 (the “Outstanding Floating Rate Notes”, and together with the Outstanding 8 1/8% Notes, the “Outstanding Notes”). Each of the Exchange 8 1/8% Notes and the Exchange Floating Rate Notes will be entitled to the benefits of a guaranty of each Guarantor pursuant to the terms of the Indenture (as defined below) (each, an “Exchange Guarantee”). The Exchange Notes will be issued under the Indenture dated June 17, 2004 (the “Indenture”), among the Company, the Guarantors and The Bank of New York, as trustee (in such capacity, the “Trustee”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

Stater Bros. Holdings Inc.

August 27, 2004

We have examined, among other things, (i) the Registration Statement on Form S-4 (File No. 333-118436) (the “Registration Statement”) filed by the Registrants with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Offer, the Exchange of the Exchange Notes and the Guarantees; (ii) the Indenture and (iii) the form of the Exchange Notes, together with the Exchange Guarantees set forth in the Indenture. The Indenture and the Exchange Notes are sometimes referred to herein collectively as the “Documents”. We have also made such other inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.

In rendering this opinion, we have assumed:

(a) Each party to the Documents (i) has all requisite power and authority to execute, deliver and perform its obligations thereunder, (ii) has duly authorized, by all necessary action on such party’s part, the execution and delivery of each such Document and the performance of such obligations and (iii) has duly executed and delivered each such Document;

(b) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

(c) The Indenture is the legal, valid and binding obligation of the Trustee, and is enforceable against the Trustee in accordance with its terms;

(d) The issuance and redelivery of the Exchange Notes will not, at any time, violate any applicable law or result in a violation of any provision or any instrument or agreement then binding on the Registrants or any restriction imposed by any court or governmental body having jurisdiction over the Registrants;

(e) The Company is a validly existing corporation under the laws of the State of Delaware. Each of the Guarantors is a validly existing corporation under the laws of the State of California.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

1.	The Exchange 8 1/8% Notes, when duly executed and delivered by the Company and issued, authenticated and delivered in accordance with the provisions of the Indenture and in exchange for the Outstanding 8 1/8% Notes in the manner described in the Registration Statement, will constitute legal, valid and binding

Stater Bros. Holdings Inc.

August 27, 2004

obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Exchange Floating Rate Notes, when duly executed and delivered by the Company and issued, authenticated and delivered in accordance with the provisions of the Indenture and in exchange for the Outstanding Floating Rate Notes in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	When the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and delivered in exchange for the Outstanding Notes pursuant to the Exchange Offer in the manner described in the Registration Statement, the Guarantees will constitute legal, valid and binding obligations of the respective Guarantors, enforceable against each Guarantor in accordance with their terms.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A. We are admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the federal laws of the United States of America. This opinion is limited to the effect of the present state of the laws of the State of New York and of the United States of America and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting any rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion as to the effect on the enforceability of the Guarantees against the Guarantors of any facts or circumstances that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by the Guarantors.

D. Our opinions are subject to (i) the effectiveness of any waiver (whether or not stated as such) under the Documents of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law;

Stater Bros. Holdings Inc.

August 27, 2004

(ii) the effectiveness of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iv) any provisions of the Documents that may be construed as penalties or forfeitures; or (v) the effectiveness of any covenants (other than covenants relating to the payment of principal, interest, make whole premium, indemnities and expenses) to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.

E. We have assumed that there are no agreements or understandings between or among the parties to the Documents or third parties that would expand, modify or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder.

F. We express no opinion as to the applicability to, or the effect of noncompliance by, the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents or because of the nature of the business of such party.

This opinion is rendered solely for your benefit and the benefit of those persons participating in the Exchange Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of said Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, and other person or entity or any purpose.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP